EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS THIRD QUARTER 2011 RESULTS

•	Third quarter net income of $9.7 million or $0.49 per fully diluted share, up 95% and 69%, respectively, over prior year

•	Core deposits increase 48% over prior year; noninterest-bearing demand deposits up 83%

•	Commercial & Industrial loans grow 3% over linked quarter and 19% over prior year period

•	Nonperforming assets decrease 13% from one year ago to 2.06% of total assets

•	Kansas City deposits double to $1.0 billion as a result of the Company's most recent FDIC-assisted acquisition

St. Louis, October 27, 2011. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported record net income of $9.7 million for the quarter ended September 30, 2011, a 95% increase, compared to net income of $5.0 million for the prior year period. After deducting dividends on preferred stock, the Company reported net income of $0.49 per fully diluted share for the third quarter of 2011, a 69% increase, compared to net income of $0.29 per fully diluted share for the third quarter of 2010.

As previously reported, on August 12, 2011, the Company's banking subsidiary, Enterprise Bank & Trust (the “Bank”), entered into a purchase and assumption agreement with the FDIC and acquired certain assets and assumed substantially all the deposits and other certain liabilities of The First National Bank of Olathe (“FNB”). Under the terms of the agreement, the Bank acquired certain assets of FNB with a fair value of approximately $334.7 million, including $171.0 million of loans, $73.5 million of cash and cash equivalents, $44.2 million of other real estate owned, $37.9 million of investment securities, and $8.1 million of other assets. Liabilities with a fair value of approximately $514.3 million were also assumed, including $508.9 million of insured and uninsured deposits, $1.7 million of Federal Home Loan Bank advances, and $3.7 million of other liabilities. Approximately $43.9 million of goodwill was recorded for this acquisition along with a $7.9 million core deposit intangible which reflects the quantity of deposits assumed relative to the assets and the quality of the deposit base as evidenced by the greater than ten year average age of deposit accounts. In conjunction with the agreement, the Bank also entered into shared-loss agreements whereby the FDIC will reimburse the Bank for 80% of losses up to $112.6 million, 0% of losses between $112.6 million and $148.9 million and 80% of losses in excess of $148.9 million with respect to certain loans and other real estate covered under the agreement. As part of the acquisition, the Company granted the FDIC a Value Appreciation Instrument whereby 1.0 million units were awarded to the FDIC at an exercise price of $13.59 per unit. The units are exercisable at any time from August 19, 2011 until August 10, 2012.

The FNB acquisition is expected to add $0.18 to $0.22 to the Company's fully diluted earnings per share in 2011.

Peter Benoist, President and CEO, commented, "Our strong third quarter results were driven by a continuing trend of organic commercial loan growth, accelerated payoffs on our covered loan portfolio and steady progress in improving credit quality.”

“As demonstrated again during this past quarter, we continue to seek out and act on opportunities to build our franchise,” said Benoist. “We acquired The First National Bank of Olathe, our fourth FDIC-assisted transaction, doubling our deposit base in Kansas City to more than $1 billion. This acquisition was facilitated by our successful $35 million common equity raise in the second quarter. We also hired an experienced asset-based lending team from a leading competitor, enhancing our commercial lending capabilities, and recruited several more senior bankers to our platform. In addition, in October, we acquired an additional banking location in St. Louis. Over the course of the past two years we've materially strengthened our competitive position in all three of our markets.”

On a pre-tax, pre-provision basis, the Company's operating income was $20.0 million in the third quarter of 2011, a 6% decrease from the linked quarter and a 22% increase from the prior year period. The third quarter decrease in pre-tax, pre-provision operating income was primarily attributable to lower yields on covered assets relative to the second quarter.

Pre-tax, pre-provision income, which is a non-GAAP (Generally Accepted Accounting Principles) financial measure, is presented because the Company believes adjusting its results to exclude loan loss provision expense, sales and fair value writedowns of other real estate, and sales of securities provides shareholders with a more comparable basis for evaluating period-to-period operating results. A schedule reconciling GAAP pre-tax income to pre-tax, pre-provision income is provided in the attached tables.

Banking Segment

Deposits
Total deposits at September 30, 2011 were $2.8 billion, an increase of $406.1 million, or 17%, over June 30, 2011 and $777.5 million, or 38%, higher than September 30, 2010.

Core deposits, which exclude brokered certificates of deposit and include reciprocal CDARS deposits, represented 96% of total deposits at September 30, 2011, up from 94% in the linked quarter and 89% in the prior year period.

The FNB acquisition added $423.1 million in deposits in the third quarter of 2011. These deposits included $66.9 million in noninterest-bearing demand deposits, $123.6 million in money market and other interest-bearing transaction accounts, and $232.6 million in certificates of deposit.

Excluding deposits associated with FNB, total deposits decreased $16.9 million in the third quarter of 2011, primarily due to a $96.6 million reduction in certificates of deposit. Approximately $76.6 million of the decrease, including $16.0 million of reciprocal CDARS certificates of deposit, was the result of the Company's efforts to lower the cost of interest-bearing deposits. The remaining $20.0 million was due to matured Brokered certificates of deposits that were not replaced. Reciprocal CDARS certificates were reduced to $19.3 million at September 30, 2011 compared to $35.3 million at June 30, 2011 and $171.5 million at September 30, 2010. Brokered certificates of deposit were reduced to $126.6 million at September 30, 2011 compared to $146.6 million at June 30, 2011 and $218.0 million at September 30, 2010.

Noninterest bearing demand deposits excluding FNB rose $16.7 million, or 3.5%, in the linked quarter and $186.2 million, or 61.2%, from the prior year period. Noninterest bearing demand deposits represented 20% of total deposits at September 30, 2011 and June 30, 2011 and 15% at September 30, 2010. Money market and other interest bearing accounts, excluding FNB, increased $62.9 million in the third quarter, or 5.4%, and $333.6 million, or 37.0%, over the prior year period.

Loans
Portfolio loans totaled $2.2 billion at September 30, 2011, including $343.1 million of loans covered under FDIC shared-loss agreements. Portfolio loans covered under FDIC shared-loss agreements, at fair value, increased $162.8 million, or 90%, in the third quarter, as a result of the FNB acquisition. Excluding the loans covered under loss share, portfolio loans increased $41.7 million, or 2%, in the third quarter of 2011.

Excluding the loans covered under loss share, Commercial & Industrial loans increased $17.8 million, or 3%, during the quarter and represented one-third of the Company's loan portfolio at September 30, 2011. This growth represented the fifth consecutive quarter of increases in Commercial and Industrial loans as the Company continues to experience strong new business activity in this sector. Construction and Residential Real Estate decreased $4.6 million as the Company continued to reduce its exposure to these sectors.

On a year over year basis, total portfolio loans increased $280.2 million, or 15%. Excluding the loans covered under loss share, portfolio loans increased $71.3 million, or 4%. Of that increase, Commercial and Industrial loans have increased $113.6 million, or 19%, since September 30, 2010, while Construction and Residential Real Estate loans have decreased $66.7 million, or, 17%, over the same time frame.

For the fiscal year 2011, the Company expects 6-8% growth in portfolio loans not covered under FDIC loss share.

Asset quality
Nonperforming loans, including troubled debt restructurings of $12.3 million, were $48.0 million at September 30, 2011, compared to $43.1 million at June 30, 2011 and down from $52.0 million at September 30, 2010. During the quarter ended September 30, 2011, there were $16.9 million of additions to nonperforming loans, $5.0 million of charge-offs, $3.4 million of other principal reductions, and $2.9 million of assets transferred to other real estate. Four commercial real estate loans representing four relationships comprised $5.7 million, or 34% of the total new nonperforming loans, while two commercial and industrial loans representing two relationships comprised $2.5 million, or 14% of the total. Twenty seven loans and eighteen relationships comprised the remaining total new nonperforming loans.

Nonperforming loans represented 2.17% of total loans at September 30, 2011 versus 2.15% of total loans at June 30, 2011 and 2.69% at September 30, 2010.

Nonperforming loans by portfolio class at September 30, 2011 were as follows (in millions):

	Total portfolio	Nonperforming	% NPL
Construction, Real Estate/Land Acquisition & Development	$152.5	$14.7	9.64%
Commercial Real Estate - Investor Owned	481.0	12.4	2.58%
Commercial Real Estate - Owner Occupied	337.6	4.2	1.24%
Residential Real Estate	177.9	11.3	6.35%
Commercial & Industrial	706.1	5.4	0.76%
Consumer & Other	12.9	—	—%
Portfolio loans covered under FDIC loss share	343.1	—	—%
Total	$2,211.1	$48.0	2.17%

Excluding non-accrual loans and portfolio loans covered under FDIC shared-loss agreements, portfolio loans that were 30-89 days delinquent at September 30, 2011 remained at very low levels, representing 0.02% of the portfolio compared to 0.21% at June 30, 2011 and 0.09% of September 30, 2010.

Other real estate at September 30, 2011 was $77.6 million, compared to $42.8 million at June 30, 2011 and $34.7 million at September 30, 2010. Approximately $42.1 million of the third quarter increase related to FNB. Approximately 72% of total other real estate at September 30, 2011, or $56.2 million, was covered by one of four FDIC shared-loss agreements.

Other real estate not covered by an FDIC shared-loss agreement totaled $21.4 million at September 30, 2011, a decrease of $0.4 million from June 30, 2011. At September 30, 2010 other real estate not covered by FDIC shared-loss agreements totaled $26.9 million.

During the third quarter of 2011, the Company sold $12.2 million of other real estate, recording a gain of $517,000. Year-to-date, the Company sold $25.3 million of other real estate at a net gain of $1.0 million.

Excluding assets covered under FDIC loss share, nonperforming assets as a percentage of total assets declined to 2.06% at September 30, 2011 from 2.18% at June 30, 2011 and 3.18% at September 30, 2010.

Net charge-offs in the third quarter of 2011 were $4.8 million, representing an annual rate of 0.91% of average loans, compared to net charge-offs of $5.2 million, an annualized rate of 1.07% of average loans, in the linked second quarter and $5.9 million, an annualized rate of 1.23% of average loans, in the third quarter of 2010.

Provision for loan losses was $5.6 million in the third quarter of 2011, compared to $4.6 million in the second quarter of 2011 and $7.7 million in the third quarter of 2010. The increase in the provision for loan losses in the third quarter of 2011 was due to slightly higher levels of loan risk rating downgrades.

The Company's allowance for loan losses was 1.94% of total loans at September 30, 2011, representing 89% of nonperforming loans. The loan loss allowance was 2.10% at June 30, 2011 representing 98% of nonperforming loans and 2.43% at September 30, 2010 representing 90% of nonperforming loans.

Net Interest Income
Net interest income for the banking segment in the third quarter was flat compared to the linked second quarter. On a year over year basis, net interest income increased $7.9 million, or 31%. Including the effect of parent company debt, the net interest rate margin was 4.56% for the third quarter of 2011, compared to 4.95% for the second quarter of 2011 and 4.31% in the third quarter of 2010. In the third quarter of 2011, the loans covered under FDIC loss share yielded 18.22%, including effects of accelerated discount accretion due to cash flows on paid off covered loans. These cash flows contributed approximately $0.08 to the Company's third quarter fully diluted earnings per share.

Absent the FDIC loss share loans, related nonearning assets and acquired deposits, the net interest rate margin was 3.37% for the third quarter of 2011 compared to 3.51% for the second quarter of 2011. The decrease in the net interest rate margin, excluding the effect of loans covered under FDIC loss share and the related funding costs, was primarily due to excess liquidity levels and a decline in the average non-covered loan yield from 5.44% at June 30, 2011 to 5.32% at September 30, 2011. Intense competition for high-quality commercial loans coupled with persistently low market rates continued to pressure loan pricing. These effects more than offset a 0.10% reduction in the cost of interest-bearing liabilities and higher levels of noninterest-bearing deposits in the quarter.

Wealth Management Segment

Fee income from the Wealth Management segment includes Wealth Management revenue and income from state tax credit brokerage activities. Wealth Management revenue was $1.8 million in the third quarter of 2011, an increase of $174,000, or 10%, over the linked second quarter and an increase of $506,000, or 38%, compared to September 30, 2010.

Trust assets under administration were $1.4 billion at September 30, 2011, compared to $1.6 billion at June 30, 2011 and $1.4 billion at September 30, 2010.

State tax credit brokerage activities, net of fair value marks on tax credit assets and related interest rate hedges, were $1.4 million for the third quarter of 2011, compared to $987,000 for the linked quarter of 2011 and $884,000 in the third quarter of 2010. Tax credit sales increased in the both the second and third quarters as customers deferred their purchases from the normal first quarter timing.

Other Business Results

Total capital to risk-weighted assets was 13.42% at September 30, 2011 compared to 15.98% at June 30, 2011 and 14.19% at September 30, 2010. The tangible common equity ratio was 4.72% at September 30, 2011 versus 6.78% at June 30, 2011 and 5.79% at September 30, 2010. The lower tangible common equity ratio at September 30, 2011 was attributable to the Company's acquisition of FNB during the third quarter. The Company's Tier 1 common equity ratio was 7.62% at September 30, 2011 compared to 9.31% at June 30, 2011 and 7.19% at

September 30, 2010. The Company believes that the tangible common equity and the Tier 1 common equity ratios are important financial measures of capital strength even though they are considered to be non-GAAP measures and are not part of the regulatory capital requirements to which the Company is subject. The attached tables contain a reconciliation of these ratios to U.S. GAAP.

Noninterest expenses were $18.3 million for the quarter ended September 30, 2011, compared to $18.0 million for the quarter ended June 30, 2011 and $15.5 million for the quarter ended September 30, 2010. The increase over the prior year period was primarily due to increases in salaries and benefits, occupancy, data processing and other operating expenses related to acquisition activities. The increase in expenses over the prior year was partially offset by $1.1 million of lower loan legal and other real estate expenses.

The Company's efficiency ratio was 47.0% for the quarter ended September 30, 2011 compared to 47.9% for quarter ended June 30, 2011 and 51.0% for the prior year period.

The Company will host a conference call at 2:30 p.m. CDT on Thursday, October 27, 2011. The call will be accessible on Enterprise Financial Services Corp's home page, at www.enterprisebank.com under “Investor Relations” and by telephone at 1-888-285-8004 (Conference ID #16756045.) Recorded replays of the conference call will be available on the website beginning two hours after the call's completion. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in the Company's 2010 Annual Report on Form 10-K and in its Quarterly Reports on Form 10-Q filed subsequent thereto. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended		For the Nine Months ended
(in thousands, except per share data)	Sep 30, 2011	Sep 30, 2010	Sep 30, 2011	Sep 30, 2010
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$40,050	$32,032	$114,641	$86,017
Total interest expense	7,658	7,742	23,038	24,502
Net interest income	32,392	24,290	91,603	61,515
Provision for loan losses	5,557	7,650	13,732	30,410
Net interest income after provision for loan losses	26,835	16,640	77,871	31,105

NONINTEREST INCOME
Wealth Management revenue	1,832	1,326	5,173	3,925
Deposit service charges	1,332	1,208	3,663	3,594
Gain on sale of other real estate	517	144	1,039	434
State tax credit activity, net	1,368	884	2,510	2,253
Gain on sale of investment securities	768	124	1,448	1,206
Other income	745	2,365	2,818	3,736
Total noninterest income	6,562	6,051	16,651	15,148

NONINTEREST EXPENSE
Employee compensation and benefits	9,329	7,363	26,282	20,996
Occupancy	1,306	901	3,586	3,171
Furniture and equipment	431	341	1,216	1,035
Other	7,236	6,853	22,707	18,057
Total noninterest expenses	18,302	15,458	53,791	43,259

Income before income tax expense	15,095	7,233	40,731	2,994
Income tax expense	5,394	2,262	14,069	300
Net income	9,701	4,971	26,662	2,694
Dividends on preferred stock	(632)	(618)	(1,888)	(1,845)
Net income available to common shareholders	$9,069	$4,353	$24,774	$849

Basic earnings per share	$0.51	$0.29	$1.52	$0.06
Diluted earnings per share	$0.49	$0.29	$1.46	$0.06
Return on average assets	1.12%	0.69%	1.10%	0.05%
Return on average common equity	17.25%	11.61%	18.32%	0.78%
Efficiency ratio	46.99%	50.95%	49.69%	56.43%
Noninterest expenses to average assets	2.26%	2.46%	2.39%	2.42%

YIELDS (fully tax equivalent)
Loans not covered under FDIC loss share	5.32%	5.49%	5.42%	5.55%
Loans covered under FDIC loss share	18.22%	17.48%	20.32%	17.21%
Total portfolio loans	6.96%	6.34%	7.00%	5.89%
Securities	2.59%	2.75%	2.72%	2.78%
Federal funds sold	0.27%	0.30%	0.26%	0.32%
Yield on interest-earning assets	5.63%	5.67%	5.71%	5.23%
Interest-bearing deposits	1.03%	1.24%	1.10%	1.41%
Subordinated debt	5.26%	5.88%	5.30%	5.86%
Borrowed funds	1.94%	2.29%	1.94%	2.52%
Cost of paying liabilities	1.26%	1.54%	1.33%	1.72%
Net interest spread	4.37%	4.13%	4.38%	3.51%
Net interest rate margin	4.56%	4.31%	4.57%	3.75%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands, except per share data)	Sep 30, 2011	Jun 30, 2011	Mar 31, 2011	Dec 31, 2010	Sep 30, 2010
BALANCE SHEETS

ASSETS
Cash and due from banks	$26,015	$22,806	$18,542	$23,413	$21,125
Federal funds sold	2,371	1,321	1,464	3,153	1,599
Interest-bearing deposits	240,488	175,676	187,556	268,853	35,588
Debt and equity investments	477,131	486,990	496,419	373,824	274,855
Loans held for sale	5,076	1,688	3,142	5,640	5,910

Portfolio loans not covered under FDIC loss share	1,867,956	1,826,228	1,761,034	1,766,351	1,796,637
Portfolio loans covered under FDIC loss share	343,101	180,253	191,447	126,711	134,207
Total portfolio loans	2,211,057	2,006,481	1,952,481	1,893,062	1,930,844
Less allowance for loan losses	42,882	42,157	42,822	42,759	46,999
Net loans	2,168,175	1,964,324	1,909,659	1,850,303	1,883,845

Other real estate not covered under FDIC loss share	21,370	20,978	28,443	25,373	26,937
Other real estate covered under FDIC loss share	56,248	21,812	22,862	10,835	7,748
Premises and equipment, net	18,976	19,488	20,035	20,499	21,024
State tax credits, held for sale	56,278	57,058	59,928	61,148	61,007
FDIC loss share receivable	175,674	92,768	103,786	88,292	88,676
Goodwill	47,552	3,621	3,621	2,064	2,064
Core deposit intangible	9,471	1,791	1,921	1,223	1,322
Other assets	65,642	65,110	67,937	71,220	72,544
Total assets	$3,370,467	$2,935,432	$2,925,316	$2,805,840	$2,504,244

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$557,290	$473,688	$448,012	$366,086	$304,221
Interest-bearing deposits	2,260,115	1,937,589	1,982,418	1,931,635	1,735,649
Total deposits	2,817,405	2,411,277	2,430,430	2,297,721	2,039,870
Subordinated debentures	85,081	85,081	85,081	85,081	85,081
FHLB advances	102,000	102,000	107,300	107,300	122,300
Federal funds purchased	—	—	—	—	5,000
Other borrowings	100,729	87,774	97,898	119,333	58,196
Other liabilities	18,789	12,316	13,592	13,057	13,217
Total liabilities	3,124,004	2,698,448	2,734,301	2,622,492	2,323,664
Shareholders' equity	246,463	236,984	191,015	183,348	180,580
Total liabilities and shareholders' equity	$3,370,467	$2,935,432	$2,925,316	$2,805,840	$2,504,244

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Sep 30, 2011	Jun 30, 2011	Mar 31, 2011	Dec 31, 2010	Sep 30, 2010
EARNINGS SUMMARY
Net interest income	$32,392	$32,473	$26,738	$28,109	$24,290
Provision for loan losses	5,557	4,575	3,600	3,325	7,650
Wealth Management revenue	1,832	1,658	1,683	2,489	1,326
Noninterest income	4,730	3,468	3,280	723	4,725
Noninterest expense	18,302	18,024	17,465	19,649	15,458
Income before income tax expense	15,095	15,000	10,636	8,347	7,233
Net income	9,701	9,882	7,079	6,426	4,971
Net income available to common shareholders	9,069	9,252	6,453	5,804	4,353
Diluted earnings per share	$0.49	$0.52	$0.42	$0.38	$0.29
Return on average common equity	17.25%	20.88%	16.82%	14.95%	11.61%
Net interest rate margin (fully tax equivalent)	4.56%	4.95%	4.19%	4.70%	4.31%
Efficiency ratio	46.99%	47.94%	55.09%	62.74%	50.95%

MARKET DATA
Book value per common share	$12.03	$11.51	$10.60	$10.13	$9.98
Tangible book value per common share	$8.81	$11.20	$10.22	$9.91	$9.75
Market value per share	$13.59	$13.53	$14.07	$10.46	$9.30
Period end common shares outstanding	17,743	17,739	14,941	14,889	14,854
Average basic common shares	17,741	17,140	14,920	14,856	14,854
Average diluted common shares	19,202	18,602	16,375	16,296	16,293

ASSET QUALITY
Net charge-offs	$4,832	$5,240	$3,537	$7,564	$5,909
Nonperforming loans	48,038	43,118	43,487	46,357	51,955
Nonperforming loans to total loans	2.17%	2.15%	2.23%	2.45%	2.69%
Nonperforming assets to total assets*	2.06%	2.18%	2.48%	2.59%	3.18%
Allowance for loan losses to total loans	1.94%	2.10%	2.19%	2.26%	2.43%
Net charge-offs to average loans (annualized)	0.91%	1.07%	0.73%	1.57%	1.23%

CAPITAL
Average common equity to average assets	6.50%	6.08%	5.37%	5.83%	5.96%
Tier 1 capital to risk-weighted assets	12.14%	14.55%	12.16%	11.97%	11.80%
Total capital to risk-weighted assets	13.42%	15.98%	14.34%	14.30%	14.19%
Tier 1 common equity to risk-weighted assets	7.62%	9.31%	7.52%	7.37%	7.19%
Tangible common equity to tangible assets	4.72%	6.78%	5.23%	5.26%	5.79%

AVERAGE BALANCES
Portfolio loans not covered under FDIC loss share	$1,835,634	$1,787,007	$1,769,401	$1,780,890	$1,764,289
Portfolio loans covered under FDIC loss share	268,533	183,191	190,625	128,412	135,204
Earning assets	2,846,842	2,655,248	2,616,711	2,394,683	2,260,308
Total assets	3,206,979	2,923,701	2,896,285	2,644,952	2,494,148
Deposits	2,661,980	2,416,412	2,391,008	2,169,853	2,008,720
Shareholders' equity	241,574	210,471	188,187	186,452	180,984

LOAN PORTFOLIO
Commercial and industrial	$706,117	$688,354	$612,970	$593,938	$592,554
Commercial real estate	818,578	789,556	780,764	776,268	792,510
Construction real estate	152,464	158,128	176,249	190,285	201,298
Residential real estate	177,871	176,782	174,405	189,484	195,762
Consumer and other	12,926	13,408	16,646	16,376	14,513
Portfolio loans covered under FDIC loss share	343,101	180,253	191,447	126,711	134,207
Total loan portfolio	$2,211,057	$2,006,481	$1,952,481	$1,893,062	$1,930,844

* Excludes ORE covered by FDIC shared-loss agreements, except for their inclusion in total assets.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Sep 30, 2011	Jun 30, 2011	Mar 31, 2011	Dec 31, 2010	Sep 30, 2010
DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$557,290	$473,688	$448,012	$366,086	$304,221
Interest-bearing transaction accounts	241,815	212,431	198,152	204,687	187,426
Money market and savings accounts	1,117,232	960,139	952,798	865,703	714,498
Certificates of deposit	901,068	765,019	831,468	861,245	833,725
Total deposit portfolio	$2,817,405	$2,411,277	$2,430,430	$2,297,721	$2,039,870

YIELDS (fully tax equivalent)
Loans not covered under FDIC loss share	5.32%	5.44%	5.49%	5.45%	5.49%
Loans covered under FDIC loss share	18.22%	27.05%	16.81%	29.72%	17.48%
Total portfolio loans	6.96%	7.45%	6.59%	7.08%	6.34%
Securities	2.59%	2.85%	2.70%	2.60%	2.75%
Federal funds sold	0.27%	0.25%	0.26%	0.26%	0.30%
Yield on interest-earning assets	5.63%	6.09%	5.40%	6.01%	5.67%
Interest-bearing deposits	1.03%	1.12%	1.16%	1.21%	1.24%
Subordinated debt	5.26%	5.31%	5.34%	5.71%	5.88%
Borrowed funds	1.94%	1.99%	1.89%	2.32%	2.29%
Cost of paying liabilities	1.26%	1.36%	1.39%	1.49%	1.54%
Net interest spread	4.37%	4.73%	4.01%	4.52%	4.13%
Net interest rate margin	4.56%	4.95%	4.19%	4.70%	4.31%

WEALTH MANAGEMENT
Trust Assets under management	$790,129	$862,357	$875,437	$796,190	$741,929
Trust Assets under administration	1,439,947	1,579,065	1,600,471	1,498,987	1,371,214

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

RECONCILATIONS OF U.S. GAAP FINANCIAL MEASURES

	For the Quarter Ended
(In thousands)	Sep 30, 2011	Jun 30, 2011	Mar 31, 2011	Dec 31, 2010	Sep 30, 2010
PRE-TAX INCOME TO PRE-TAX, PRE-PROVISION INCOME

Pre-tax income	$15,095	$15,000	$10,636	$8,347	$7,233
Sales and fair value writedowns of other real estate	101	2,101	19	2,683	1,606
Sale of securities	(768)	(506)	(174)	(781)	(124)
Income before income tax	14,428	16,595	10,481	10,249	8,715
Provision for loan losses	5,557	4,575	3,600	3,325	7,650
Pre-tax, pre-provision income	$19,985	$21,170	$14,081	$13,574	$16,365

	At the Quarter Ended
(In thousands)	Sep 30 2011	Jun 30 2011	Mar 31 2011	Dec 31 2010	Sep 30 2010
TIER 1 COMMON EQUITY TO RISK-WEIGHTED ASSETS

Shareholders' equity	$246,463	$236,984	$191,015	$183,348	$180,580
Less: Goodwill	(47,552)	(3,621)	(3,621)	(2,064)	(2,064)
Less: Intangible assets	(9,471)	(1,791)	(1,921)	(1,223)	(1,322)
Less: Unrealized gains; Plus: Unrealized Losses	(4,718)	(3,994)	(244)	573	(2,133)
Plus: Qualifying trust preferred securities	66,323	77,721	62,398	60,448	59,525
Other	15,909	1,352	1,352	747	748
Tier 1 capital	$266,954	$306,651	$248,979	$241,829	$235,334
Less: Preferred stock	(33,094)	(32,900)	(32,707)	(32,519)	(32,334)
Less: Qualifying trust preferred securities	(66,323)	(77,721)	(62,398)	(60,448)	(59,525)
Tier 1 common equity	$167,537	$196,030	$153,874	$148,862	$143,475

Total risk weighted assets determined in accordance with prescribed regulatory requirements	$2,198,630	$2,106,108	$2,045,886	$2,019,885	$1,994,802

Tier 1 common equity to risk weighted assets	7.62%	9.31%	7.52%	7.37%	7.19%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS

Shareholders' equity	$246,463	$236,984	$191,015	$183,348	$180,580
Less: Preferred stock	(33,094)	(32,900)	(32,707)	(32,519)	(32,334)
Less: Goodwill	(47,552)	(3,621)	(3,621)	(2,064)	(2,064)
Less: Intangible assets	(9,471)	(1,791)	(1,921)	(1,223)	(1,322)
Tangible common equity	$156,346	$198,672	$152,766	$147,542	$144,860

Total assets	$3,370,467	$2,935,432	$2,925,316	$2,805,840	$2,504,244
Less: Goodwill	(47,552)	(3,621)	(3,621)	(2,064)	(2,064)
Less: Intangible assets	(9,471)	(1,791)	(1,921)	(1,223)	(1,322)
Tangible assets	$3,313,444	$2,930,020	$2,919,774	$2,802,553	$2,500,858

Tangible common equity to tangible assets	4.72%	6.78%	5.23%	5.26%	5.79%